EXHIBIT 10.3

EXECUTION VERSION

THIRD AMENDMENT TO CREDIT AGREEMENT

This THIRD AMENDMENT is dated as of April 19, 2006 (this “Amendment”) and entered into by and among XM SATELLITE RADIO INC., XM SATELLITE RADIO HOLDINGS INC., GENERAL MOTORS CORPORATION (“General Motors” or “GM”) and ONSTAR CORPORATION (collectively, the “Parties,” and each, a “Party”).

WITNESSETH

WHEREAS, GM, XM Satellite Radio Inc. and XM Satellite Radio Holdings Inc. have entered into a Credit Agreement dated as of January 28, 2003, as amended by the First Amendment to Credit Agreement in January 2004 and the Second Amendment to Credit Agreement in December 2005 (collectively, the “Original Agreement”), providing, among other things, that the Lender has agreed to finance payment obligations (the “Contractual Obligations”) from time to time owing by the Borrowers in cash to the Lender or OnStar Corporation (“OnStar”), a subsidiary of the Lender, by allowing the Borrowers to make periodic draws in an aggregate amount of up to $100,000,000 at any time outstanding for the purpose of making payments to the Lender or OnStar;

WHEREAS, XM is amending its Distribution Agreement with OnStar (the “Distribution Agreement”) to provide that XM may defer (“Distribution Agreement Deferrals”) up to $100,000,000 at any time outstanding of amounts owed to OnStar under the Distribution Agreement, less any amounts outstanding under the Original Agreement, such deferrals to be on similar terms as Advances under the Original Agreement (the “Distribution Agreement Amendment”);

WHEREAS, XM is further amending the Distribution Agreement to provide that upon the completion of planned refinancing transactions, (i) the ability of XM to pay up to $35,000,000 of subscriber bounty payments in stock will be eliminated and the Distribution Agreement Deferrals amount will increase to $150,000,000 (the “OnStar Change to All Cash Facility”), and (ii) XM’s obligations thereunder will cease to be secured (unless amounts drawn under the Original Agreement also are secured following the refinancing), and the Parties wish to amend the Original Agreement to provide that upon the completion of planned refinancing transactions, the Loan Commitment amount will increase to $150,000,000 and the Collateral that secures amounts drawn under the Original Agreement will be released, provided that under certain circumstances described below the Lender shall be granted a second priority security interest in certain collateral to secure such amounts subject to a first priority security interest granted to lenders under a new credit facility to be put in place by XM in connection with the refinancing of its senior secured indenture debt with newly issued unsecured debt or granted under other Permitted Indebtedness; and

WHEREAS, certain capitalized terms used herein without definition shall have the respective meanings set forth in the Original Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

AMENDMENTS

1.1 Amendment of Existing Definition. Section 1.1 of the Original Agreement is amended by amending and restating the following definition in its entirety as follows:

“Commitment Period” shall mean the period commencing on the date hereof, and ending upon the earliest of (i) termination of the Second Amended Distribution Agreement, (ii) the date that is six months after the Company achieves Investment Grade Status and (iii) December 31, 2009.

“Lender” means General Motors Corporation or OnStar Corporation, jointly and severally.

“Loan Commitment” shall mean the obligation of the Lender to make Advances to the Borrowers for the purpose of making payments in respect of the Contractual Obligations in the maximum aggregate principal amount of $100,000,000 at any time outstanding, less any outstanding Deferrals under and as defined in the Second Amendment to the Second Amended Distribution Agreement.

“Maturity Date” means the earlier of (i) the date that is six months after the Company achieves Investment Grade Status and (ii) December 31, 2009.

“Pre-Marketing Cash Flow” means earnings before interest income and expense, other income, income or loss from equity investments, taxes, depreciation (including amounts related to research and development) and amortization, including deferred income on Holdings’ consolidated balance sheet from XM Canada (“EBITDA”), calculated in the same manner as in consolidated financial statements contained in the reports of Holdings filed with the Securities and Exchange Commission, but excluding from such calculation (i) all marketing, advertising, subscriber acquisition and distribution expenses, (ii) compensation expenses associated with equity-based compensation for employees pursuant to SFAS No. 123R, (iii) expenses relating to the retirement of debt or other deleveraging transactions, and (iv) all GM Revenues.

1.2 Addition of New Definitions. Section 1.1 of the Original Agreement is amended by inserting the following new definitions in alphabetical order:

“Debt Replacement Transaction” has the meaning set forth in Section 18.6 of this Agreement.

“Indenture Debt” means the Company’s 14% Senior Secured Discount Notes due 2009, 12% Senior Secured Notes due 2010 and Senior Secured Floating Rate Notes due 2009.

“Investment Grade Status” means that the Company receives an issuer rating of Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the Company for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934, as amended, selected by the Company as a replacement agency) or receives similar ratings from any other two nationally recognized statistical rating organizations.

“New Credit Facility” means a senior secured bank credit facility of the Company initially anticipated to be approximately $250 million expected to be entered in or about April or May 2006 but which may be increased by up to $100 million in accordance with its terms.

“Permitted Indebtedness” means senior secured debt (whether secured by a first or second lien or otherwise) that is permitted to be incurred by the Borrowers consistent with the terms of the New Credit Facility, whether as a draw under the New Credit Facility or a permitted incurrence from a third party that is not prohibited by the New Credit Facility, and whether by the terms of the New Credit Facility or with a consent or waiver from the lenders under the New Credit Facility which is obtained, provided, however, that in the event the New Credit Facility terminates prior to the end of the Commitment Period or the New Credit Facility is amended to eliminate the limitations on the Company’s ability to incur senior secured debt, Permitted Indebtedness means the senior secured debt contemplated by the first clause of this paragraph prior to such termination or amendment, and provided further, that the amount of Permitted Indebtedness will not exceed $500 million, including advances under the New Credit Facility.

“Trigger Event” means a Borrower making the first Request for Advance in accordance with Sections 2.1 and 2.2 hereof.

1.3 Amendment of Section 18. Section 18 of the Original Agreement is hereby amended by adding the following new Section 18.6:

18.6 Planned Refinancing

18.6.1 Lender acknowledges that the Company is intending to replace the Indenture Debt with newly issued unsecured debt, and to seek to release the rights and interests of secured creditors with respect to the Liens under the Security Agreements. Lender agrees that if at least 80% of the Indenture Debt outstanding as of December 31, 2005 is replaced with unsecured debt or otherwise retired or redeemed in a manner that does not result in the incurrence of new secured debt (a “Debt Replacement Transaction”) other than the New Credit Facility, notwithstanding the provisions of Section 3, (i) any and all security interests granted by Borrowers to or for the benefit of Lender under or in connection with this Agreement, the Security Agreements and/or the Intercreditor Agreements or any other agreement shall be deemed to be, and shall be, automatically terminated and released without any further action required on the part of any person or entity and Lender shall be deemed to be, and shall be, an unsecured creditor to the extent of any amounts owing by Borrower to Lender under any agreement or otherwise, (ii) without limiting or affecting the provisions set forth in (i) above, Lender shall, at the request of Borrowers, instruct the Collateral Agent to release all security interests in favor of Lender (and any other rights and interests of Lender with respect to the Liens) under the Security Agreements and the Intercreditor Agreements.

18.6.2 Following the consummation of a Debt Replacement Transaction:

(a) The following definition shall be automatically amended and restated to read as follows without any further action of any of the Parties hereto:

“Loan Commitment” shall mean the obligation of the Lender to make Advances to the Borrowers for the purpose of making payments in respect of the Contractual Obligations in the maximum aggregate principal amount of $150,000,000 at any time outstanding, less any outstanding Deferrals under and as defined in the Second Amendment to the Second Amended Distribution Agreement; provided however, that for so long as at least $75,000,000 aggregate principal amount of the Borrowers’ 10% Senior Secured Discount Convertible Notes due 2009 remains outstanding, the maximum aggregate principal amount of Advances outstanding at any time shall be $37,500,000 less any outstanding Deferrals under the Second Amendment to the Second Amended Distribution Agreement.

The parties acknowledge that at the same time that the change in the size of the Loan Commitment occurs, the OnStar Change to All Cash Facility also will occur.

(b) Section 4.2 of the Original Agreement shall be automatically amended by adding the following new clause (d) without any further action of any of the Parties hereto:

“If the Company has in place a New Credit Facility under which it is then eligible to borrow funds, the Company shall have borrowed at least 75% of the amount available for borrowing under the New Credit Facility.”

(c) Upon the occurrence of a Trigger Event, Lender shall be granted, and the Borrowers and Lender agree to enter into such agreements or amendments as may be required to effect, a security interest in favor of Lender to secure any and all Advances (whether made at the time of the Trigger Event or subsequently) that is the same as but subordinated to the security interest in favor of the creditors under the New Credit Facility and Permitted Indebtedness, which subordination may be effected by a subordination agreement in favor of the lenders under the New Credit Facility upon terms satisfactory to the creditors under the New Credit Facility (the “Future Security Interest”).

(d) Section 2.2 of the Original Agreement shall be automatically amended and restated to read as follows without any further action of any of the Parties hereto:

Request for Advance. Either Borrower may request an Advance by delivering to Lender a completed Request for Advance in the form attached hereto as Exhibit B (a “Request for Advance”) not later than 3:00 p.m., New York City time at least one business day prior to the date such Advance is to be funded. If at the date of such Request for Advance the Borrowers shall not previously have executed such agreements or amendments and documentation (the “Documentation”) and recorded financing statement(s) with the appropriate offices of the Secretary of State as may be required to effect and perfect the Future Security Interest in accordance with Section 18.6(c), the Borrowers shall as a condition of such Advance execute such Documentation and record the financing statement(s) as may be required to effect and perfect the Future Security Interest in accordance with Section 18.6(c). Such Request for Advance shall be signed by an authorized officer of such Borrower and shall indicate the amount of the requested Advance, a description of the Contractual Obligations for which such Advance is being requested, and the date for such Advance, which shall be the date on which the Contractual Obligations being funded by such Advance shall become due and owing (the “Funding Date”). If the Borrowers are effecting the Future Security Interest in connection with such Request for Advance, as a condition of funding the Advance, Lender shall have received a certificate of the Chief Financial Officer, the Treasurer or any Assistant Treasurer of each of the Borrowers, dated the date of the Advance certifying (i) that the Documentation has been effected; (ii) that the necessary financing statement(s) have been recorded in the appropriate offices; (iii) that the Future Security Interest is junior only to the security interests securing the New Credit Facility and the Permitted Indebtedness; (iv) there is no Default or Event of Default under the Distribution Agreement or this Agreement; and (v) that the Borrowers continue to be obligated to make payments under the Distribution Agreement. Each Request for Advance shall be irrevocable and effective only upon receipt by the Lender. To the extent the Borrowers grant any security interests to OnStar under the Distribution Agreement, the Borrowers agree to execute similar Documentation hereunder.

(e) Following execution of the New Credit Facility, if requested by Lender, the Borrowers and Lender shall amend and restate the definition of “Permitted Indebtedness” hereunder to conform to the corresponding definition in the New Credit Facility.

ARTICLE II

MISCELLANEOUS

2.1 Original Agreement. Except as specifically amended hereby, the Original Agreement, shall continue to be in full force and effect and is hereby ratified by the Parties.

2.2 Additional Party. OnStar is hereby executing this Third Amendment for purposes of becoming a party to the Original Agreement, as amended by this Amendment, as a Lender thereunder. From and after the date of this Amendment, OnStar shall be deemed to be a party to the Original Agreement, as amended by this Amendment, as a Lender thereunder and all references under the Original Agreement, as amended by this Amendment, to Lender shall refer to and include both GM and OnStar, each of which shall, from and after the date of this Amendment, be jointly and severally liable to Borrowers for all obligations under the Original Agreement, as amended by this Amendment. Further, from and after the date of this Amendment, each of the Borrowers shall be jointly and severally liable to GM and OnStar for all obligations under the Original Agreement, provided, however, that any payment obligations owing under Section 4 of the Distribution Agreement shall be paid by Borrowers only to OnStar, unless each of OnStar and GM direct Borrowers, in a writing signed by each of OnStar and GM and delivered to XM at least five business days before the due date, to make all or part of the payments owing under Section 4 of the Distribution Agreement to GM in which case Borrowers shall be relieved and discharged from any obligation to make such payments to OnStar to the extent Borrowers make such payments to GM. Reasonably promptly following the execution of the New Credit Facility (or if no such facility is entered into within the 30 day period following the effectiveness of this Amendment, reasonably promptly following completion of such period), the parties hereto shall amend and restate the Original Agreement and the Distribution Agreement to combine them into one agreement, with GM and OnStar , on the one hand, and each of the Borrowers, on the other, having joint and several rights (subject to the single payment obligation of Borrowers described above) and obligations thereunder, but such combination into one agreement shall not effect any other substantive changes to the agreement.

2.3 Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK OR THE CORPORATE LAWS OF THE STATE OF DELAWARE, AS APPLICABLE, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PROVISIONS THEREOF OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402.

2.4 Counterparts. This Amendment may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly signed as of the date first above written.

XM SATELLITE RADIO INC.

/s/ Hugh Panero
Name:	Hugh Panero
Title:	President and Chief Executive Officer

XM SATELLITE RADIO HOLDINGS INC.

/s/ Hugh Panero
Name:	Hugh Panero
Title:	President and Chief Executive Officer

GENERAL MOTORS CORPORATION

/s/ Kevan Pareku
Name:	Kevan Pareku
Title:	Director, Business Development

ONSTAR CORPORATION

/s/ Joseph J. McCusker
Name:	Joseph J. McCusker
Title:	Vice President and Treasurer

The undersigned Subsidiary Guarantor acknowledges and consents to the foregoing Third Amendment to Credit Agreement, by and among XM Satellite Radio Inc., XM Satellite Radio Holdings Inc. and General Motors Corporation as of the date first above written.

XM EQUIPMENT LEASING LLC

/s/ Hugh Panero
Name:	Hugh Panero
Title:	President and Chief Executive Officer